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                                                                    EXHIBIT 11.1

                                 CARDIMA, INC.

                       COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                 1994        1995       1996
                                                -------  ------------ --------
Historical:
 Weighted average common stock outstanding.....      67         68          73
  Shares related to Staff Accounting Bulletins
   Nos. 55, 64 and 83:
  Stock Options................................     583        583         583
  Preferred Stock..............................   2,357      2,357       2,357
                                                -------    -------    --------
Total shares used in calculating net loss per
 share.........................................   3,007      3,008       3,013
                                                =======    =======    ========
Net loss....................................... $(3,655)   $(5,200)   $ (7,754)
                                                =======    =======    ========
Net loss per share............................. $ (1.22)   $ (1.73)   $  (2.57)
                                                =======    =======    ========
Pro forma:
 Shares used in calculating net loss per share
  (per above)..................................                          3,013
 Preferred Stock if converted..................                          3,312
                                                                      --------
Total shares used in calculating pro forma net
 loss per share................................                          6,325
                                                                      ========
Net loss.......................................                       $ (7,754)
                                                                      ========
Pro forma net loss per share...................                       $  (1.23)
                                                                      ========
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